EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact: Jennifer Strasburg Weber Shandwick 415.449.0125 jstrasburg@webershandwick.com	Investor Contact: Susie Phillips Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS PRELIMINARY FOURTH QUARTER AND FULL YEAR 2006 RESULTS

EMERYVILLE, Calif. - February 22, 2007 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced preliminary results for the fourth quarter ended December 31, 2006, which included 13 weeks. The preliminary 2006 fourth quarter and full year results and 2007 earnings forecast are subject to adjustments that may result from the previously announced voluntary review of the Company's past stock option granting practices. As announced earlier today, the review has been completed and the Company expects to restate previously issued consolidated financial statements to record a non-cash, pre-tax compensation expense totaling approximately $1.7 million to correct option-related accounting errors.

Preliminary Fourth Quarter Results

For the quarter ended December 31, 2006, net revenue increased 18.9 percent to $60.2 million from $50.6 million in the corresponding period of fiscal 2005. For the fiscal year 2006, net revenue increased 20.1 percent to $210.5 million from $175.2 million in the prior year.

Preliminary net income for the quarter was $2.4 million, or $0.17 per diluted share, which includes an expense of $1.8 million before tax ($0.08 per diluted share after tax) for professional fees incurred in connection with the review of stock option granting practices. On a non-GAAP basis, excluding the after-tax effect of this 2006 cost of the stock option review, the Company’s fourth quarter net income would have been $.25 per diluted share, equal to its previous guidance.

Preliminary net income for the 52 weeks ended December 31, 2006 was $7.8 million, or $0.55 per diluted share. On a non-GAAP basis, excluding the after-tax effect of the 2006 cost of professional fees incurred in connection with the stock option review, the Company’s earnings would have been $0.63 per diluted share, equal to its prior guidance.   In addition to reflecting the expense of $1.8 million before tax ($0.08 per diluted share after tax) related to the option review, full-year earnings per share for 2006 reflect stock-based compensation expense recognized under SFAS 123R, Share-Based Payment, of $4.0 million before tax ($0.18 per diluted share after tax.) This stock-based compensation expense is subject to adjustment in connection with the restatement resulting from the stock option review.

“Our preliminary results for the fourth quarter and full year were in line with our previous earnings guidance of $0.63 per share, before the 2006 cost of our stock option review” said Patrick O’Dea, president and CEO of Peet's Coffee & Tea. “We remain very encouraged by the long term growth opportunity ahead of us and the experiences we gained in 2006 that will help us realize it.”

2006 Preliminary Financial and Operating Summary

Retail revenue increased 19.7 percent to $40.0 million for the quarter ended December 31, 2006 from $33.4 million for the corresponding period of fiscal 2005. The increase was primarily attributable to new retail stores opened in the last 12 months and secondarily to growth in existing stores. The Company opened 10 stores in the quarter and ended the year with 136 retail locations.

Specialty sales revenue increased 17.5 percent to $20.2 million, compared to $17.2 million last year. Within specialty sales, the grocery business grew 22.6 percent over last year, with existing grocery customers accounting for the majority of the increase. The home delivery business grew 12.5 percent and the foodservice and office business grew 13.5 percent during the quarter compared to the same period last year.

Preliminary cost of sales and related occupancy costs remained consistent with last year at 47.0 percent of total net revenue. Cost of sales was negatively impacted by higher green coffee costs, an increased number of new stores, which have higher occupancy expenses on a lower sales base, and the expensing of stock options in accordance with SFAS 123R. This was fully offset by a retail pricing increase in November of 2006 and lower cost per pound to roast coffee due to increased volume on a fixed asset base. Cost of sales is subject to adjustment in connection with the restatement resulting from the stock option review.

Preliminary operating expenses as a percentage of net revenue increased to 32.9 percent from 32.2 percent for the corresponding quarter last year. The increase was driven by the expensing of stock options in 2006 (0.3 percentage points), higher retail operating expenses due to new stores opened in the last 12 months and higher operating costs to support existing stores. Operating expense is subject to adjustment in connection with the restatement resulting from the stock option review.

Depreciation and amortization expenses increased to $2.3 million from $1.9 million for the corresponding quarter last year. The increase was primarily due to the opening of 25 new retail stores in the last 12 months.

Preliminary general and administrative expenses increased to $5.0 million from $2.3 million for the same period last year. The $2.7 million increase was driven by $1.8 million in expense for the review of stock option practices, $0.4 million in the expensing of stock options and $0.5 million in expense to support the growth of the business. General and administrative expense is subject to adjustment in connection with the restatement resulting from the stock option review.

The Company ended the quarter with cash and cash equivalents plus investments of $33.2 million.

Fiscal 2007 Targets

The Company has confirmed its 2007 revenue growth target of 20 to 23 percent growth and preliminary earnings per share guidance, on a non-GAAP basis excluding effects of the stock option review, of between $0.70 and $0.73. The Company added that it expects to be on the lower end of both ranges. The Company also refined its previous guidance of opening 30 to 35 new stores in 2007 to open 30 stores.

The Company had previously announced that it is expecting to incur an additional $0.6 million in costs for professional fees in connection with its stock option review in the first quarter, which would lower its GAAP earnings per share guidance to $0.67 to $0.70 per share. The Company’s guidance does not include any cost that may be incurred in defense of the lawsuits that have been filed regarding the Company’s stock option granting practices..

Restatement of Previously Issued Financial Statements

These results do not include the restatement of previously issued financial statements.  The Company announced earlier today that it will be restating its financial statements to correct the accounting errors that resulted from the misapplication of stock option measurement dates and other stock option-related corrections. The cumulative pre-tax effect of the stock option restatement is estimated to be $1.7 million for the fiscal years 1998 through 2005 and $33,000 in 2006. The amounts of the restatement are subject to adjustment pending finalization by the Company.  In addition, the Company determined that its methodology for allocating production and procurement cost to inventory was incorrect and resulted in understating net income and inventory balances since the Company’s public offering in 2001.  As a result, the Company will also be restating previously issued financial statements to correct for these inventory accounting errors.  The Company’s restated consolidated balance sheet for the year ended January 1, 2006 will include an increase to inventory balances and retained earnings of $0.9 million.  The impact on the consolidated statement of income for 2006 will be an increase to pre-tax net income of $80,000.

Peet’s Coffee & Tea, Inc. Q4 2006 Conference Call

The Company will discuss its preliminary fourth quarter and full year 2006 financial results via conference call on Thursday, February 22, 2007 beginning at 2 p.m. PST/5 p.m. EST, which can be accessed by calling 1-800-238-9007, using access code 9056142. The call will be simultaneously Webcast on Peet’s Web site at www.peets.com.

A replay of the teleconference will be available at 5 p.m. PST/8 p.m. EST through
11:55 p.m. EST on March 1, 2007, at 1-888-203-1112 or 1-719-457-0820, using access code 9056142. It will also be archived at http://investor.peets.com/medialist.cfm through February 22, 2008.

About Peet’s Coffee & Tea, Inc.

Founded in Berkeley, Calif., in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including grocery, home delivery, office and food service accounts and company-owned stores throughout the United States. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements relating to the amount of the restatement, the estimated expenses associated with the review of past stock option granting practices, 2007 full-year revenue and new store growth and earnings per share. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123R; the outcome of the stock option review and restatement process; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 1, 2006.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.
Preliminary - Prior to Restatement
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Fifty-two weeks ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006

Retail stores	$40,046	$33,453	$141,377	$118,030
Specialty sales	20,178	17,179	69,116	57,168
Net revenue	60,224	50,632	210,493	175,198

Cost of sales and related occupancy expenses	28,310	23,805	97,848	80,374
Operating expenses	19,802	16,329	73,613	59,060
Marketing and advertising expenses	1,611	1,333	4,756	4,008
Depreciation and amortization expenses	2,319	1,934	8,614	7,299
General and administrative expenses	4,985	2,324	15,570	8,757
Total costs and expenses from operations	57,027	45,725	200,401	159,498

Income from operations	3,197	4,907	10,092	15,700

Interest income	488	592	2,456	1,769

Income before income taxes	3,685	5,499	12,548	17,469

Income tax provision	1,326	2,059	4,703	6,782
Net income	$2,359	$3,440	$7,845	$10,687

Net income per share:
Basic	$0.17	$0.25	$0.57	$0.77
Diluted	$0.17	$0.24	$0.55	$0.74

Shares used in calculation of net income per share:
Basic	13,494	13,944	13,733	13,801
Diluted	13,931	14,601	14,202	14,469

PEET’S COFFEE & TEA, INC.
Preliminary - Prior to Restatement
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	December 31,	January 1,
	2006	2006

ASSETS

Current assets
Cash and cash equivalents	$7,692	$20,623
Short-term marketable securities	19,511	32,453
Accounts receivable, net	6,838	5,152
Inventories	18,600	16,148
Deferred income taxes - current	1,889	1,514
Prepaid expenses and other	3,852	3,372
Total current assets	58,382	79,262

Long-term marketable securities	5,989	16,890
Property and equipment, net	82,447	46,313
Deferred income taxes - non-current	1,383	—
Other assets, net	3,939	5,434
Total assets	$152,140	$147,899

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$10,996	$8,553
Accrued compensation and benefits	6,389	5,563
Deferred revenue	4,625	3,415
Total current liabilities	22,010	17,531

Deferred income taxes - non-current	—	1,759
Deferred lease credits and other long-term liabilities	3,505	2,537
Total liabilities	25,515	21,827

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,516,000 and 13,902,000 shares	91,920	99,273
Accumulated other comprehensive loss, net of tax	(15)	(76)
Retained earnings	34,720	26,875
Total shareholders' equity	126,625	126,072
Total liabilities and shareholders' equity	$152,140	$147,899

Stock-based Compensation Expense

The following table illustrates the details of stock-based compensation recognized under SFAS 123R reported in the consolidated statements of income. This expense is subject to adjustment in connection with the restatement resulting from the stock option review.

	13 weeks ended	52 weeks ended
	Dec 31, 2006	Dec 31, 2006
Cost of sales and related occupancy expenses	$48	$467
Operating expenses	188	1,283
General and administrative expenses	428	2,231
Total	664	3,981
Tax impact	(239)	(1,495)
Stock-based compensation, net of tax	$425	$2,486

Impact on diluted net income per share	$0.03	$0.18

Presentation of Preliminary Non-GAAP Financial Measures

The following table illustrates the effect on net income and net income per share if the Company had not incurred the costs of the review of its stock option granting practices. This pro-forma non-GAAP financial information includes financial measures which the Company reconciles to the results reported in accordance with GAAP. The Company uses such non-GAAP financial measures to analyze and compare the performance of its core business. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and should be considered supplemental to, and not a substitute for or superior to, financial measures calculated in accordance with GAAP.

The following table does not reflect any change in accounting for stock options that may result from our review of past stock option granting practices.

	13 weeks ended		52 weeks ended
	Dec 31, 2006	Jan 1, 2006	Dec 31, 2006	Jan 1, 2006

Net income as reported	$2,359	$3,440	$7,845	$10,687
Stock option review professional fees	1,762	—	1,762	—
Income tax benefit	(634)	—	(661)	—
Net income, excluding fees	$3,487	$3,440	$8,946	$10,687

After tax impact of review professional fees	$1,128	—	$1,101	—

Diluted net income per share:
Net income, as reported	$0.17	$0.24	$0.55	$0.74
Stock option review professional fees	0.13	—	0.12	—
Income tax benefit	(0.05)	—	(0.05)	—
Diluted net income, excluding fees*	$0.25	$0.24	$0.63	$0.74

After tax impact of review professional fees	$0.08	—	$0.08	—

*	per share data may not sum due to rounding